Exhibit 99.2

Solis Bond Partial Repayment

Dublin, 31 January 2024

Reference is made to the updates issued by Alternus Energy Group Plc (OSE: ALT) (“AEG”) and Solis Bond Company DAC (“Solis”), an indirect wholly owned subsidiary of Alternus Clean Energy, Inc. (NASDAQ: ALCE) (“Alternus”), a majority owned subsidiary of AEG, on 9 March 2023, 21 March 2023, 27 March 2023, 18 April 2023, 24 April 2023, 16 May 2023, 19 September 2023, 16 October 2023, 18 December 2023, 3 January 2024 and 30 January 2024 regarding the waivers of the financial covenants and extension of the maturity date sought from the bondholders in Solis’ FRN senior secured EUR 200,000,000 green bonds 2021/2024 (ISIN NO0010914914).

AEG, Alternus and Solis are pleased to announce that Solis has provided notice to the Bond Trustee of its intent to exercise call options to repay €59,100,000 of amounts outstanding under the bonds (the “Repayment”). The Repayment will be funded by transactions relating to the divestiture of certain of Solis’ assets in each of Italy and Poland. The settlement date of the Repayment is expected to be February 14, 2024, the date that is ten business days after the Repayment notice date.

About Alternus Energy Group:

The Company is a transatlantic clean energy independent power producer (IPP). We currently develop, install, own and operate utility scale solar parks in America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3GW of operating projects within 5 years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony.

AEG operates primarily through ALternus Clean Energy, Inc. (Nasdaq: ALCE). AEG is listed on the Euronext Growth Oslo exchange and headquartered in Ireland, while Alternus Clean Energy, Inc. is listed on Nasdaq and headquartered in the US. They remain as two separate legal entities.